ADMINISTRATIVE SERVICES AGREEMENT

     Agreement made as of the 1st day of June, 2000, between the registered investment companies specified in Schedule A (each individually referred to as "Company"), each a Maryland corporation and INVESCO FUNDS GROUP, INC., a Delaware corporation ("INVESCO").

     WHEREAS, each Company is engaged in business as an open-end management investment company, registered as such under the Investment Company Act of 1940, as amended (the "Act"), and is authorized to issue shares in multiple classes representing interests in separate portfolios of investments as listed on Schedule A (the "Portfolios"); and

     WHEREAS, INVESCO is registered as an investment adviser under the Investment Advisers Act of 1940, and engages in the business of acting as investment adviser and providing certain other administrative, sub-accounting and recordkeeping services to certain investment companies, including the Company; and

     WHEREAS,   the  Company   desires  to  retain  INVESCO  to  render  certain
administrative, sub-accounting and recordkeeping services (the "Services") in the manner and on the terms and conditions hereinafter set forth; and

     WHEREAS, INVESCO desires to be retained to perform such services on said terms and conditions;


     NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, the Company and INVESCO agree as follows:

     1. The Company hereby retains INVESCO to provide, or, upon receipt of written approval of the Company arrange for other corporations, including affiliates of INVESCO, to provide to the Portfolios such sub-accounting and recordkeeping services and functions as are reasonably necessary for the operation of the Portfolios. Such services shall include, but shall not be limited to, preparation and maintenance of the following required books, records and other documents: (i) journals containing daily itemized records of all purchases and sales, and receipts and deliveries of securities and all receipts and disbursements of cash and all other debits and credits, in the form required by Rule 31a-1(b)(1) under the Act; (ii) general and auxiliary ledgers reflecting all asset, liability, reserve, capital, income and expense accounts, in the form required by Rules 31a-1(b)(2)(i) - (iii) under the Act; (iii) a securities record or ledger reflecting separately for each portfolio security as of trade date all "long" and "short" positions carried by the Portfolios for the account of the Portfolios, if any, and showing the location of all securities long and the off-setting position to all securities short, in the form required by Rule 31a-1(b)(3) under the Act; (iv) a record of all portfolio purchases or sales, in the form required by Rule 31a-1(b)(6) under the Act; (v) a record of all puts, calls, spreads, straddles and all other options, if any, in which the Portfolios have any direct or indirect interest or which the Portfolios have granted or guaranteed, in the form required by Rule 31a-1(b)(7) under the Act; (vi) a record of the proof of money balances in all ledger accounts maintained pursuant to this Agreement, in the form required by Rule 31a-1(b)(8) under the Act; and
(vii) price make-up sheets and such records as are necessary to reflect the determination of the Portfolios' net asset value. The foregoing books and records shall be maintained and preserved by INVESCO in accordance with and for the time periods specified by applicable rules and regulations, including Rule 31a-2 under the Act. All such books and records shall be the property of the Company and, upon request therefor, INVESCO shall surrender to the Company such of the books and records so requested; and b) such sub-accounting, recordkeeping and administrative services and functions, which shall be furnished by a wholly owned subsidiary of INVESCO, as are reasonably necessary for the operation of Portfolio shareholder accounts maintained by certain retirement plans and employee benefit plans for the benefit of participants in such plans. Such services and functions shall include, but shall not be limited to: (i) establishing new retirement plan participant accounts; (ii) receipt and posting of weekly, bi-weekly and monthly retirement plan contributions; (iii) allocation of contributions to each participant's individual account; (iv) maintenance of separate account balances for each source of retirement plan money (i.e., company, employee, voluntary, rollover) invested in the Portfolios; (v) purchase, sale, exchange or transfer of monies in the retirement plan as directed by the relevant party; (vi) distribution of monies for participant loans, hardships, terminations, death or disability payments; (vii) distribution of periodic payments for retired participants; (viii) posting of distributions of interest, dividends and long-term capital gains to participants by the Portfolios; (ix) production of monthly, quarterly and/or annual statements of all activity in the Portfolios for the relevant parties; (x) processing of participant maintenance information for investment election changes, address changes, beneficiary changes and Qualified Domestic Relations Orders; (xi) responding to telephone and written inquiries concerning investments in the Portfolios retirement plan provisions and compliance issues; (xii) performing discrimination testing and counseling employers on cure options on failed tests;
(xiii) preparation of 1099R and W2P participant IRS tax forms; (xiv) preparation of, or assisting in the preparation of, 5500 Series tax forms, Summary Plan Descriptions and Determination Letters; and (xv) reviewing legislative and IRS changes to keep the retirement plan in compliance with applicable law.

     2. INVESCO shall, at its own expense, maintain such staff and employ or retain such personnel and consult with such other persons as it shall from time to time determine to be necessary or useful to the performance of its obligations under this Agreement. Without limiting the generality of the foregoing, such staff and personnel shall be deemed to include officers of INVESCO and persons employed or otherwise retained by INVESCO to provide or assist in providing the Services to the Portfolios.

     3. INVESCO shall, at its own expense, provide such office space, facilities and equipment (including, but not limited to, computer equipment, communication lines and supplies) and such clerical help and other services as shall be necessary to provide the Services to the Portfolios. In addition, INVESCO may arrange on behalf of a Company to obtain pricing information regarding the Portfolios' investment securities from such company or companies as are approved by a majority of the Fund's board of directors, (the "Directors") and, if necessary, the Company shall be financially responsible to such company or companies for the reasonable cost of providing such pricing information.

     4. The Company will, from time to time, furnish or otherwise make available to INVESCO such information relating to the business and affairs of the Portfolios as INVESCO may reasonably require in order to discharge its duties and obligations hereunder.

     5. For the services rendered, facilities furnished, and expenses assumed by INVESCO under this Agreement, each Company shall pay to INVESCO the fees set forth on Schedule B.

     6. INVESCO will permit representatives of a Company including the Company's independent auditors to have reasonable access to the personnel and records of INVESCO in order to enable such representatives to monitor the quality of services being provided and the level of fees due INVESCO pursuant to this Agreement. In addition, INVESCO shall promptly deliver to the Directors such information as may reasonably be requested from time to time to permit the Directors to make an informed determination regarding continuation of this Agreement and the payments contemplated to be made hereunder.

     7. This Agreement shall remain in effect until no later than May 31, 2001, and from year to year thereafter provided such continuance is approved at least annually by the vote of a majority of the Directors who are not parties to this Agreement, or "interested persons" (as defined in the Act) of any such party, which vote must be cast in person at a meeting called for the purpose of voting on such approval; and further provided, however, that (a) a Company may, at any time and without the payment of any penalty, terminate this Agreement (with respect to itself or one or more of its Portfolios) upon thirty (30) days written notice to INVESCO; (b) the Agreement shall immediately terminate in the event of its assignment (within the meaning of the Act and the Rules thereunder) unless the Directors approve such assignment; and (c) INVESCO may terminate this Agreement (or terminate it with respect to a Company or one or more Portfolios thereof) without payment of penalty on sixty (60) days written notice to a Company. Any notice under this Agreement shall be given in writing, addressed and delivered, or mailed postage pre-paid, to the other party at the principal office of such party.

     8. This Agreement shall be construed in accordance with the laws of the State of Colorado and the applicable provisions of the Act. To the extent the applicable law of the State of Colorado or any of the provisions herein conflict with the applicable provisions of the Act, the latter shall control.

     IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement on the day and year first above written.

                              COMPANY (Listed in Schedule A)


                              By: /s/ Mark H. Williamson
                                  ----------------------
                              Mark H. Williamson, President

   ATTEST:

   /s/ Glen A. Payne
   -----------------
   Glen A. Payne, Secretary


                              INVESCO

                              By: /s/ Ronald L. Grooms
                                  --------------------
                              Ronald L. Grooms, Senior Vice President


   ATTEST:

   /s/ Glen A. Payne
   -----------------
   Glen A. Payne, Secretary


                             ADMINISTRATIVE SERVICES
                                   SCHEDULE A

REGISTERED INVESTMENT COMPANY             FUNDS                                 EFFECTIVE DATE
------------------------------------------------------------------------------------------------
INVESCO Advantage Series Funds, Inc.(1)(2)
                                          Advantage Fund                        August 23, 2000
                                          Global Growth(3)                      November 29, 2000

INVESCO Bond Funds, Inc.                  High Yield Fund                       June 1, 2000
                                          Select Income Fund
                                          Tax-Free Bond Fund
                                          U.S. Government Securities Fund

INVESCO Combination Stock & Bond          Balanced Fund                         June 1, 2000
Funds, Inc.                               Equity Income Fund
                                          Total Return Fund

INVESCO International Funds, Inc.         European Fund                         June 1, 2000
                                          International Blue Chip Value Fund
                                          Latin American Growth Fund
                                          Pacific Basin Fund

INVESCO Money Market Funds, Inc.          Cash Reserves Fund                    June 1, 2000
                                          Tax-Free Money Fund
                                          U.S. Government Money Fund

INVESCO Sector Funds, Inc.                Energy Fund                           June 1, 2000
                                          Financial Services Fund
                                          Gold Fund
                                          Health Sciences Fund
                                          Leisure Fund
                                          Real Estate Opportunity Fund
                                          Technology Fund
                                          Telecommunications Fund
                                          Utilities Fund

INVESCO Stock Funds, Inc.                 Blue Chip Growth Fund                 June 1, 2000
                                          Dynamics Fund
                                          Growth & Income Fund
                                          Endeavor Fund
                                          Small Company Growth Fund
                                          S&P 500 Index Fund
                                          Value Equity Fund

                                   SCHEDULE A

                                   (CONTINUED)

REGISTERED INVESTMENT COMPANY             FUNDS                                 EFFECTIVE DATE
------------------------------------------------------------------------------------------------
INVESCO Treasurer's Series Funds, Inc.    Treasurer's Money Market              June 1, 2000
                                            Reserve Fund
                                          Treasurer's Tax-Exempt
                                            Reserve Fund

INVESCO Variable Investment Funds, Inc.   VIF-Blue Chip Growth Fund             June 1, 2000
                                          VIF-Dynamics Fund
                                          VIF-Equity Income Fund
                                          VIF-Financial Services Fund
                                          VIF-Health Sciences Fund
                                          VIF-High Yield Fund
                                          VIF-Market Neutral Fund
                                          VIF-Real Estate Opportunity Fund
                                          VIF-Small Company Growth Fund
                                          VIF-Technology Fund
                                          VIF-Telecommunications Fund
                                          VIF-Total Return Fund
                                          VIF-Utilities Fund
(1)  Amended on August 23, 2000.
(2)  Amended November 8, 2000 -- On November 8, 2000 the name of the INVESCO
     Advantage Series Funds, Inc. was changed to INVESCO Counselor Series Funds,
     Inc. Therefore, all references to INVESCO Advantage Series Funds, Inc.
     should be changed to INVESCO Counselor Series Funds, Inc.
(3)  Amended on November 29, 2000.